Exhibit 107

Calculation of Filing Fee Table

(Form Type)

Form S-8

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, 2021 Equity Incentive Plan	Other (4)	142,862 (2)	$10.09 (4)	$1,441,478	0.00014760	$213
Equity	Common Stock, $0.0001 par value per share, 2021 Employee Stock Purchase Plan	Other (5)	28,572 (3)	$8.58 (5)	$245,148	0.00014760	$37
Total Offering Amounts				—	$1,686,626	—	$250
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$250

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Surrozen, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) or the Surrozen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Surrozen, Inc.’s (the “Registrant”) common stock, as applicable.

(2)
Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on January 1st of each year through January 1, 2031, the number of shares authorized for issuance under the 2021 Plan is automatically increased by an amount equal to the lesser of (a) 5% of the Fully-Diluted Common Stock (as defined in the 2021 Plan) on December 31st of the preceding year or (b) a number of shares of the Registrant’s common stock determined by the Registrant’s board of directors prior to the date of the increase.

(3)
Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, on January 1st of each year through January 1, 2031, the number of shares authorized for issuance under the 2021 ESPP is automatically increased by an amount equal to the lesser of (a) 1% of the Fully-Diluted Common Stock (as defined in the 2021 ESPP) on December 31st of the preceding calendar year, (b) a number of shares of the Registrant’s common stock equal to 200% of the initial share reserve, or (c) a number of shares of the Registrant’s common stock determined by the Registrant’s board of directors prior to the date of the increase. Shares subject to purchase rights granted under the 2021 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2021 ESPP.

(4)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on April 3, 2024, rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement.

(5)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock, as reported on The Nasdaq Capital Market on April 3, 2024, rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.